HALE AND DORR LLP
                       C o u n s e l l o r s   a t   L a w

                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000 o fax 617-526-5000



                                 March 19, 1998



Weiss, Peck & Greer Funds Trust
One New York Plaza
New York, New York  10004

Ladies and Gentlemen:

         Weiss, Peck & Greer Funds Trust (the "Trust") is a Massachusetts business trust created under a written Declaration of Trust dated September 11, 1985, and executed and delivered on that date, as amended and restated on May 1, 1993, and as further amended from time to time (as so amended and restated, the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, $0.001 par value per share.

         The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Under Article V, Section 5.1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, to issue shares to such parties and for such amount and type of consideration including cash or property (or for no consideration if pursuant to a share dividend or division), at such time or times and on such terms as the Trustees may deem best.

         Pursuant to Article V, Section 5.1 of the Declaration of Trust, the Trustees established six separate series of shares designated "WPG Core Bond Fund", "WPG Government Money Market Fund", "WPG Tax Free Money Market Fund", "WPG Quantitative Equity Fund", "WPG Intermediate Municipal Bond Fund" and "WPG Institutional Short Duration Fund."

         We have examined the Declaration of Trust, the By-laws, as amended from time to time, of the Trust, resolutions of the Board of Trustees relating to the authorization and issuance of shares of beneficial interest of the Trust and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all

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March 19, 1998
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signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

         Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and provides that notice of such disclaimer may be given in each note, bond, contract, certificate or undertaking made or issued by the Trustees or officers of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust; provided, however, no Trust property may be used to indemnify any shareholder of any series of the Trust other than Trust property allocated or belonging to that series.

         We are of the opinion that all necessary Trust action precedent to the issuance of the shares of beneficial interest of the Trust has been duly taken, and that all such shares may legally and validly be issued for, among other things, cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration thereof in accordance with terms described in the Trust's Declaration of Trust and registration statement, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to the Trust's registration statement on Form N-1A and with securities commissions of states in which shares of beneficial interest of the Trust are qualified. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.

                                              Very truly yours,

                                              /s/Hale and Dorr LLP

                                              Hale and Dorr LLP